CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of
Meganet Corporation
Las Vegas, Nevada

We consent to the use in this Amendment No. 7 to the Registration Statement on Form S-1 of Meganet Corporation of our report dated September 27, 2012, which includes an emphasis paragraph relating to an uncertainty as to the Company’s ability to continue as a going concern, relating to our audits of the financial statements for the years ended March 31, 2012 and 2011, and to all references to our firm under the caption “Experts” and all other references to our firm which are included in the Prospectus, and are part of this Registration Statement.

/s/ HJ & Associates, LLC

HJ & Associates, LLC
Salt Lake City, Utah
September 27, 2012